TERM NOTE
(this “Note”)

$12,240,000.00	Houston, Texas	Effective October 16, 2007

FOR VALUE RECEIVED, RANCHER ENERGY CORP., a Nevada corporation (“Borrower”), unconditionally promises to pay to the order of GASROCK CAPITAL LLC, a Delaware limited liability company (“Lender”), on or before the Maturity Date, the principal amount of $12,240,000.00 or so much thereof as may then be outstanding under this Note, together with interest, in accordance with the Credit Agreement, as described below.

This Note has been executed and delivered under, and is subject to the terms of, that certain Term Credit Agreement dated as of the date hereof, between Borrower and Lender (as amended, restated or supplemented from time to time, the “Credit Agreement”), and is the “Note” referred to in the Credit Agreement. Unless defined in this Note, or the context requires otherwise, capitalized terms used in this Note have the meanings given them in the Credit Agreement.

Reference is made to the Credit Agreement for provisions affecting this Note regarding applicable interest rates, principal and interest payment dates, final maturity, voluntary and mandatory prepayments, acceleration of maturity, exercise of rights, payment of attorneys’ fees, court costs and other costs of collection, certain waivers by Borrower and others now or hereafter obligated for payment of any sums due under this Note, and security for the payment of this Note. This Note is a Loan Document, as defined in the Credit Agreement.

This Note is secured by the Security Documents, as defined in the Credit Agreement, including those executed simultaneously with the execution of the Credit Agreement, those executed heretofore and those hereafter executed.

Borrower and all sureties, endorsers and guarantors of this Note waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity, and all other notices, filing of suit and diligence in collecting this Note or enforcing any of the security therefore, and agree to any substitution, exchange or release of any such security or the release of any party primarily or secondarily liable hereon and further agrees that it will not be necessary for Lender, in order to enforce payment of this Note by them, to first institute suit or exhaust its remedies against any Borrower or others liable hereunder, or to enforce its rights against any security herefor, and consent to any one or more extensions or postponements of time of payment of this Note on any terms or any other indulgences with respect hereto, without notice thereof to any of them. Lender may transfer this Note in accordance with the terms of the Credit Agreement, and the rights and privileges of Lender under this Note shall inure to the benefit of Lender’s representatives, successors or assigns.

The obligations of Borrower under this Note are to be performed in the State of Texas and this Note shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its principles of conflicts of laws.

Notwithstanding the foregoing, in no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the “weekly ceiling” specified in such Chapter 303 is the applicable ceiling; provided that, if any Applicable Law permits greater interest, the law permitting the greatest interest shall apply.

Specific reference is made to Section 11.7 of the Credit Agreement for additional usury savings provisions.

[Signature is on the following page.]

Executed effective on the date first set forth above.

RANCHER ENERGY CORP.,
a Nevada corporation

By: _/s/ John Works____________
John Works
President & Chief Executive Office

Signature Page to Note